Exhibit 99.1

AMRI Announces Early Termination of HSR Waiting Period for
The Carlyle Group and GTCR’s Proposed Acquisition of AMRI

ALBANY, N.Y., June 29, 2017 – Albany Molecular Research, Inc. (NASDAQ:AMRI), a global contract research, development and manufacturing organization working with the life sciences industry to improve patient outcomes and quality of life for more than 25 years, today announced the early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), in connection with the proposed acquisition of AMRI by affiliates of The Carlyle Group (“Carlyle”) and GTCR LLC (“GTCR”).

As previously announced, on June 5, 2017, AMRI entered into a definitive agreement to be acquired by Carlyle and GTCR for $21.75 per share in cash. The early termination of the HSR waiting period satisfies one of the conditions to the proposed acquisition. Closing of the transaction remains subject to other closing conditions, including the affirmative vote in favor of the transaction by holders of a majority of AMRI’s outstanding common stock and other customary closing conditions, including certain regulatory approvals in foreign jurisdictions. It is anticipated that the special meeting of AMRI’s stockholders to vote on the transaction will be held in the third quarter of 2017, and, if the transaction is approved, the merger would be expected to close shortly thereafter.

Additional Information about the Proposed Transaction and Where to Find It

AMRI plans to file with the U.S. Securities and Exchange Commission (“SEC”) and furnish its stockholders with a proxy statement in connection with the proposed transaction with Carlyle and GTCR and security holders of AMRI are urged to read the proxy statement and the other relevant materials when they become available because such materials will contain important information about AMRI, Carlyle and GTCR and their respective affiliates and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any and all other documents filed by AMRI with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.

In addition, investors may obtain a free copy of AMRI’s filings from AMRI’s website at http://ir.amriglobal.com/ or by directing a request to: Albany Molecular Research, Inc., 26 Corporate Circle, Albany, New York 12203, attn: investorinfo@amriglobal.com.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION.

Participants in the Solicitation

AMRI and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of AMRI in connection with the proposed transaction. Information about those directors and executive officers of AMRI, including their ownership of AMRI securities, is set forth in the proxy statement for AMRI’s 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 19, 2017, as supplemented by other AMRI filings with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of AMRI and its directors and executive officers in the proposed transaction by reading the proxy statement and other public filings referred to above.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expected timing of the proposed merger. The words “anticipates”, “believes”, “expects”, “may”, “plans”, “predicts”, “will”, “potential”, “goal” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Readers should not place undue reliance on these forward-looking statements. AMRI’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which AMRI may not be able to predict and may not be within AMRI’s control. Factors that could cause such differences include, but are not limited to, (i) the risk that the proposed merger may not be completed in a timely manner, or at all, which may adversely affect AMRI's business and the price of its common stock, (ii) the failure to satisfy all of the closing conditions of the proposed merger, including the adoption of the Merger Agreement by AMRI's stockholders and the receipt of certain governmental and regulatory approvals in foreign jurisdictions, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the proposed merger on AMRI's business, operating results, and relationships with customers, suppliers, competitors and others, (v) risks that the proposed merger may disrupt AMRI's current plans and business operations, (vi) potential difficulties retaining employees as a result of the proposed merger, (vii) risks related to the diverting of management's attention from AMRI's ongoing business operations, and (viii) the outcome of any legal proceedings that may be instituted against AMRI related to the Merger Agreement or the proposed merger. In addition, AMRI's actual performance and results may differ materially from those currently anticipated due to a number of risks including, without limitation: changes in customers’ spending and demand and the trends in pharmaceutical and biotechnology companies’ outsourcing of manufacturing services and research and development; AMRI’s ability to provide quality and timely services and to compete with other companies providing similar services; AMRI’s ability to comply with strict regulatory requirements; AMRI’s ability to successfully integrate past and future acquisitions and to realize the expected benefits of each; disruptions in AMRI’s ability to source raw materials; a change in the AMRI’s relationships with its largest customers; AMRI’s ability to service its indebtedness; AMRI’s ability to protect its technology and proprietary information and the confidential information of its customers; AMRI’s ability to develop products of commercial value under its collaboration arrangements; the risk of patent infringement and other litigation; as well as those risks discussed in AMRI’s Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC on March 16, 2017, subsequent Quarterly Reports filed with the SEC and AMRI’s other SEC filings. Numerous factors, including those noted above, may cause actual results to differ materially from current expectations. AMRI expressly disclaims any current intention or obligation to update any forward-looking statement in this press release to reflect future events or changes in facts affecting the forward-looking statements contained in this press release.

About AMRI

AMRI, a global contract research and manufacturing organization, partners with the pharmaceutical and biotechnology industries to improve patient outcomes and quality of life. With locations in North America, Europe and Asia, AMRI’s team combines scientific expertise and market-leading technology to provide a complete suite of solutions in Discovery, Development, Analytical and Solid State Services, API Manufacturing and Drug Product. For more information about AMRI, visit www.amriglobal.com.

For AMRI:

Investors

Patty Eisenhaur

patty.eisenhaur@amriglobal.com

518-512-2936

Media

Gina Rothe
gina.rothe@amriglobal.com
518-512-2512